Exhibit 99.1

MEDIA RELEASE

ALDERWOODS GROUP ANNOUNCES ISSUANCE OF $200 MILLION OF

SENIOR NOTES AND COMPLETION OF DEBT REFINANCING

CINCINNATI — August 19, 2004 — Alderwoods Group, Inc. (NASDAQ: AWGI) (“Alderwoods Group” or the “Company”) announced today the closing of its previously announced offering of $200 million of 7¾% senior notes due 2012 (the “Notes”).  The Notes will rank equally with any future senior unsecured indebtedness of the Company.

In addition to the issuance of the Notes, the debt refinancing includes amendments to the Company’s senior secured credit facility to increase the principal amount of term loan borrowings by up to $175 million, extend the term loan maturity and reduce the term loan amortization payments and increase the availability under the revolving portion of the facility from $50 million to $75 million.

The Company will use the proceeds from the Notes offering, together with available cash and additional term loan borrowings under the amendments to its senior secured credit facility, to repurchase outstanding 12¼% senior notes due 2009 tendered pursuant to the Company’s recently completed tender offer and consent solicitation, pay all amounts outstanding under its subordinated bridge loan due 2005 and pay the related tender premium, fees and expenses.

The Notes have not been registered under the Securities Act of 1933 or the securities laws of any state and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act and any applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of, the Notes in any state in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state, and is issued pursuant to Rule 135c under the Securities Act of 1933.

Contact:	Kenneth A. Sloan	Tamara Malone
	Executive Vice President,	Manager,
	Chief Financial Officer	Media and Investor Relations
	Alderwoods Group, Inc.	Alderwoods Group, Inc.
	Tel: 416.498.2455	Tel:	416.498.2778
	Fax: 416.498.2449	Fax:	416.498.2449
	Email: ken.sloan@alderwoods.com	tamara.malone@alderwoods.com